Exhibit 4.35

Execution Version

GUARANTY [FLY 2017A TERM LOAN]

1.            Guaranty.  FOR VALUE RECEIVED, Fly Leasing Limited, a company incorporated under the laws of Bermuda (the "Guarantor"), in connection with the Facility Agreement (defined below) hereby:

(a)           unconditionally and irrevocably guarantees to each Guaranteed Party  (as defined below) the due and punctual payment, performance and observance by the Borrower and each Borrower Group Company of each of its Obligations in accordance with the terms of the Financing Documents (such performance, payment and observance of the Obligations of the Borrower being referred to herein as the "Guaranteed Obligations" and, individually, a "Guaranteed Obligation");

(b)           agrees that, in the event of any non-payment or non-performance of any Guaranteed Obligation, the Guarantor shall immediately pay or perform or cause payment or performance to be made in respect of such non-payment or non-performance;

(c)           agrees that if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, immediately indemnify each Guaranteed Party against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the any Financing Document on the date when it would have been due, provided that, the amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 1 if the amount claimed had been recoverable on the basis of a guarantee; and

(d)           agrees to pay all reasonable expenses (including, without limitation, all reasonable fees and disbursements of legal counsel), that may be paid or incurred by any Guaranteed Party in enforcing its rights against the Guarantor under this Guaranty, or collecting any or all of the Guaranteed Obligations from the Guarantor under this Guaranty.

2.            Definitions.  Capitalized terms used but not defined herein shall have the meaning given to such terms (whether by reference to another document or otherwise) in the Facility Agreement [Fly 2017A Term Loan] dated as of the date hereof (as at any time modified, supplemented or amended, the "Facility Agreement"), by and among, Magellan Acquisition Limited, a company incorporated under the laws of Bermuda, as Borrower (the "Borrower"), the subsidiary guarantors party thereto, the lenders party thereto or which, pursuant to Section 5.02 of the Note Purchase Agreement and Section 3.02 of the Credit Agreement, as the case may be, shall become a "Bank" or a "Purchaser" thereunder, as the case may be (individually, a "Lender" and, collectively, the "Lenders"), The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the "Administrative Agent"), and Wells Fargo Bank, National Association, as security trustee (the "Security Trustee").  Each of the Lenders, the Derivatives Creditors, the Security Trustee and the Administrative Agent, together with their respective successors and permitted assigns, are referred to herein as a "Guaranteed Party" and, collectively, the "Guaranteed Parties".

3.            Representations.  The Guarantor represents and warrants on the date hereof and on each Release Date that:

(a)           it is a company incorporated under the laws of Bermuda;

(b)           the execution, delivery and performance of this Guaranty and the other Financing Documents to which the Guarantor is a party, and the performance of its obligations under this Guaranty and the other Financing Documents to which it is a party, have been duly authorized by all necessary limited liability company action and do not and will not conflict with, or constitute a violation of or a default under, the Guarantor's organizational documents or any material agreement of any kind or nature, or contravene any law, governmental rule, regulation or order binding on the Guarantor, except in each case as could not reasonably be expected to have a Material Adverse Effect;

(c)           neither the execution, delivery or performance of this Guaranty or any other Financing Document to which the Guarantor is a party by the Guarantor, nor any document or certificate to be delivered in connection herewith or therewith by the Guarantor, requires the consent or approval of, the giving of notice to, registration with, or the taking of any other action in respect of any federal or state governmental authority or agency, including any judicial body or any other person, entity or corporation or, if such consent, approval, notice, registration or other action is required, it will be obtained, except for any such action for which the failure to obtain or make could not be reasonably expected to have a Material Adverse Effect;

(d)           this Guaranty and each other Financing Document to which the Guarantor is a party has been duly authorized by the Guarantor and is valid, binding and enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies;

(e)           each of the representations and warranties of each Borrower Group Company set forth in Article III of the Facility Agreement are true and correct on and as of the date hereof, and will be true and correct on each date such representations are confirmed or brought down (including by joinder), except in each case to the extent such representations and warranties relate to an earlier date in which case they are true and correct as of such earlier date;

(f)            the most recent quarterly financial statements of the Guarantor furnished to the Lenders fairly present the financial condition of the Guarantor as at the date hereof in accordance with GAAP or IFRS, as applicable;

(g)           the Guaranty, the Facility Agreement and the other Financing Documents and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the Guarantor, and rank and will at all times rank at least equal in right of payment to all other Indebtedness of the Guarantor, whether now existing or hereafter outstanding;

(h)           The Guarantor is not acting for any Sanctioned Person in connection with this Guaranty or any other Financing Document and none of (x) the Guarantor, or (y) to the knowledge of the Guarantor, any agent, subsidiary or affiliate of the Guarantor that will act in any capacity in connection with or benefit from the transactions contemplated by the Financing Documents, is a Sanctioned Person; and

(i)            the Guarantor is an "eligible contract participant" within the meaning of Section 1a(18) of the Commodity Exchange Act and any applicable U.S. Commodity Futures Trading Commission regulations thereunder.

4.            Material Adverse Change.  The Guarantor represents and warrants on the date hereof that, since June 30, 2017, there has been no material adverse change in the business, operations, property, conditions (financial or otherwise) or prospects of the Guarantor.

5.            Covenants.  The Guarantor covenants as follows until the date all of the Guaranteed Obligations are paid and performed in full:

(a)           Existence; Conduct of Business.  The Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business of which the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)           Compliance with Laws.  The Guarantor shall comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, of which the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)           Insolvency.  The Guarantor shall not institute against the Borrower or cause the Borrower to make a voluntary filing or consent to an involuntary filing with respect to itself in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under the Bankruptcy Code or any Foreign Insolvency Law.

(d)           Liens.  The Guarantor shall not create, incur or assume any Lien on the Collateral, whether now owned or hereafter acquired, except Permitted Encumbrances and Liens otherwise permitted pursuant to the Basic Documents.

(e)           Fundamental Changes.  The Guarantor shall not without the prior written consent of the Administrative Agent merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Trigger Event shall have occurred and be continuing, the Guarantor may merge or consolidate with any Person and permit any such merger or consolidation if (i) either (1) the Guarantor is the surviving entity or (2) the surviving entity assumes the obligations of the Guarantor hereunder and under the other Financing Documents to which the Guarantor is a party pursuant to documentation reasonably acceptable to the Administrative Agent or by application of law, (ii) immediately after such merger or consolidation the Guarantor or the surviving entity, as the case may be, is Solvent and has a Tangible Net Worth at least equal to the Tangible Net Worth of the Guarantor immediately prior to such merger or consolidation and (iii) such merger or consolidation does not result in a Material Adverse Effect in relation to the Guarantor immediately after such merger or consolidation.

(f)           Financial Statements.  The Guarantor will furnish to the Administrative Agent and each Lender:

(i)          within 120 days after the end of each fiscal year of the Guarantor, the audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries;

(ii)          within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, the unaudited consolidated balance sheets and related statements of operations of the Guarantor and its Subsidiaries as of the end of and for such fiscal quarter and for the period commencing at the end of the previous fiscal year (and ending with the end of such quarter); and

(iii)        concurrently with the furnishing or availability of the financial statements referred to in the preceding clauses (i) and (ii), an Officer's Certificate of the Guarantor setting forth the details as to compliance (or non-compliance) with the Tangible Net Worth Test and the Minimum Liquidity Test; and

(iv)        at any time when the Guarantor is no longer a publicly traded company, such additional information reasonably requested by the Lenders.

Notwithstanding the foregoing provisions in preceding clauses (i) and (ii), the Guarantor may make available such items on the Guarantor's website www.flyleasing.com that is publically available, which shall be deemed to have satisfied the requirements of delivery of such items in accordance with this Section 5(f).

(g)          Maintenance of Books and Records.  The Guarantor shall, and shall cause its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Guaranty, in each case in accordance with GAAP or IFRS, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agent of the Administrative Agent, and any Lender, to (A) visit and inspect its properties upon reasonable request and examine its book and records and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and (B) to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Guarantor, the independent public accountants of the Guarantor and its Subsidiaries all at such times and from time to time, upon reasonable prior notice and during business hours, as may be reasonably requested, but, with respect clause (A), in no event more than once in any calendar year so long as no Event of Default has occurred and is continuing.

(h)          OFAC, PATRIOT Act Compliance.  The Guarantor shall, and shall cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person, except as permitted under Sanctions Law, in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent, any Lender or the Security Trustee in order to assist the Administrative Agent, the Lenders and the Security Trustee in maintaining compliance with the USA PATRIOT Act.

(i)            Limitation on Business Activities; Non-Petition, Material Actions.

(i)          Nothing in the Facility Agreement, this Guaranty and the other Financing Documents shall restrict the Guarantor from making capital contributions to the Borrower and the Borrower Group Companies at any time or from time to time.

(ii)         The Guarantor will not, and will not permit its Subsidiaries to, prior to the date which is one year and one day (or, if longer, the applicable preference period then in effect and one day) after the payment in full of all Obligations, institute against, or join any other Person in instituting against the Borrower or any of its Subsidiaries, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy, insolvency, reorganization or similar law.

6.             Financial Tests.

(a)           Minimum Tangible Net Worth.  The Guarantor shall not allow its Tangible Net Worth (defined in Schedule 1 hereto) as at any Test Date to be less than $325,000,000 (the "Tangible Net Worth Test").

(b)           Minimum Liquidity.  If the Unrestricted Cash (defined in Schedule 1 hereto) of the Guarantor as at any Test Date shall be less than $25,000,000, a Trigger Event shall occur (the "Minimum Liquidity Test").  For the avoidance of doubt, the failure of the Guarantor to meet the Minimum Liquidity Test shall not be a Default or an Event of Default.

(c)           Financial Test Definitions.  For the purposes of this Section 6, the definitions in Schedule 1 hereto shall apply.

7.             Waiver of Notice.  The Guarantor hereby waives notice of acceptance of this Guaranty, and agrees that, in its capacity as guarantor hereunder, it shall not be required to consent to, or to receive any notice of, any supplement to or amendment of, or waiver or modification of the terms of, the Facility Agreement or any of the other Financing Documents that may be made or given as provided therein.

8.            Consideration.  This Guaranty is being furnished to induce the Guaranteed Parties to contract with the Borrower as set forth in the Facility Agreement and the other Financing Documents.  The Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Facility Agreement and the other Financing Documents and the giving of this Guaranty.

9.            No Waiver.  No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

10.           Unconditional Guaranty.  This Guaranty is an absolute, unconditional and continuing guarantee of payment and performance and not of collection.  The Guarantor waives, to the fullest extent permitted by applicable law, any right to require that any right to take action against the Borrower be exhausted or that resort be made to any security prior to action being taken against the Guarantor hereunder.

11.           Waivers, Etc.  In the event that this Guaranty or any other Financing Document is terminated, rejected or disaffirmed as a result of bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings with respect to the Borrower, the Guarantor's obligations hereunder to the Guaranteed Parties shall continue to the same extent as if the same had not been so terminated, rejected or disaffirmed.  The Guarantor hereby waives, to the fullest extent permitted by applicable law, all rights and benefits that might, in whole or in part, relieve it from the performance of its duties and obligations hereunder by reason of any proceeding as specified in the preceding sentence, and the Guarantor agrees that it shall be liable for all sums guaranteed, in respect of and without regard to, any modification, limitation or discharge of the liability of the Borrower that may result from any such proceedings and notwithstanding any stay, injunction or other prohibition issued in any such proceedings.  Furthermore, the obligations of the Guarantor hereunder will not be discharged by:

(a)           any extension or renewal with respect to any obligation of the Borrower under the Financing Documents;

(b)           any modification of, or amendment or supplement to, any such agreement;

(c)           any furnishing or acceptance of additional security or any release of any security;

(d)           any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to the Borrower or any change in the structure of the Borrower;

(e)           any change in ownership of the shares of capital stock of the Guarantor or the Ownership Interests in the Borrower or any merger or consolidation of the Guarantor or the Borrower into or with any other Person;

(f)            any assignment, transfer, participation or other arrangement by which a Lender transfers its interests in the Drawings or pursuant to which a Lender becomes party to the Note Purchase Agreement or the Credit Agreement, as the case may be, in accordance with the terms of the Note Purchase Agreement or the Credit Agreement, as the case may be;

(g)           any assignment, transfer or other arrangement by which any relevant Lessee transfers its interests in or loses control of the use of the applicable Aircraft or any part thereof; or

(h)           any other occurrence whatsoever, except payment in full of all amounts, and the performance of all obligations, in each case, owing to each Guaranteed Party by the Borrower on account of the Guaranteed Obligations.

12.           Continuing Guarantee.  The Guarantor understands and agrees that its obligations hereunder shall be continuing, absolute and unconditional without regard to, and the Guarantor hereby waives, to the fullest extent permitted by applicable law, any defense to, or right to seek a discharge of, its obligations hereunder with respect to:

(a)           the validity, legality, regularity or enforceability of any Financing Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party;

(b)           any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against any Guaranteed Party; or

(c)           any other circumstances whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) that constitute, or might be construed to constitute, an equitable or legal discharge of the Borrower or the Guaranteed Obligations, or of the Guarantor under this Guaranty, in bankruptcy or in any other instance.

13.           No Subrogation.  Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by any Guaranteed Party, the Guarantor shall not be entitled to be subrogated to any of the rights of any Guaranteed Party against the Borrower or any Collateral, security or guarantee or right of set-off held by any Guaranteed Party for the payment of the Guaranteed Obligations, nor shall the Guarantor seek or be entitled to seek any reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts and performance owing to each Guaranteed Party by the Borrower on account of the Guaranteed Obligations are paid and performed in full.  If and to the extent that any payment by or on behalf of the Borrower in respect of any of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations as a result of any proceedings in bankruptcy or reorganization or similar proceedings, the obligations of the Guarantor hereunder shall be automatically reinstated and the Guarantor agrees that it will reimburse such holders on demand for all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Guaranteed Parties) incurred by such holders in connection with such rescission or restoration.

14.           Severability.  Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (as modified by the deletion of the prohibited or unenforceable portion), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, so long as this Guaranty as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Guaranty will not substantially impair the respective expectations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

15.           Successors and Assigns.  Subject to, and without derogating from, the provisions of this Guaranty in Section 5(e) hereof, this Guaranty shall be binding upon the successors and permitted assigns of the Guarantor, provided that no transfer, assignment or delegation by the Guarantor without the prior written consent of the Administrative Agent shall release the Guarantor from its liabilities hereunder.

16.          Notices.  All notices, requests, directions, consents and other communications provided to the Guarantor shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by email or sent by telecopy, as follows:

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin A96 N6T7, Ireland
Attention:  General Counsel
Fax:  +353-1-231-1901

With a copy to:

BBAM US LP
50 California Street
14th Floor
San Francisco, CA 94111
Attention:  General Counsel
Fax:  +1 415 618-3337

17.          Gross-Up.  All sums payable by the Guarantor to any Qualified Person under this Guaranty shall be paid free and clear of all deductions or withholdings unless such deduction or withholding is required by applicable law.  In the event of there being any such deduction or withholding or in the event that any Guaranteed Party shall incur any liability for Tax as a result of or by reference to any payment made to any Qualified Person pursuant to this Guaranty (other than, in each case, any Tax that would have been imposed whether made directly by the Borrower or under the Facility Agreement and not eligible to be grossed up or otherwise indemnified under the Facility Agreement), the Guarantor shall pay such additional amounts as shall be required to ensure that the net amount received and retained by such Guaranteed Party (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability for Tax been incurred.  As soon as practicable after any payment of any amount of withholding Tax by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

18.          Set-Off.  The Guarantor hereby authorizes each Guaranteed Party, at any time after a sum has become due and payable by the Guarantor under this Guaranty, to apply any sum or credit balance to which the Guarantor may be entitled hereunder or under any other Financing Document against any amounts which are due and payable by the Guarantor hereunder or under any other Financing Document but at the relevant time remain unpaid.

19.          Amendments.  Subject to Section 7, neither this Guaranty, nor any of the terms and conditions of this Guaranty, shall be amended or supplemented, or any provision of this Guaranty waived, without the prior written consent of the Administrative Agent.

20.          Governing Law.  This Guaranty and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

21.          Submission to Jurisdiction.  The Guarantor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Security Trustee, any Lender or any Related Party of the foregoing in any way relating to this Guaranty or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in the City of New York, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and the Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty shall affect any right that the Administrative Agent, the Security Trustee or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction.

22.           Process Agent.  The Guarantor hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon BBAM US LP, presently located at 126 East 56th Street, Suite 2610, New York, New York 10022 (the "Process Agent"), and the Guarantor hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Guarantor shall not impair or affect the validity of such service or of any judgment based thereon.  The Guarantor hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Administrative Agent, the Security Trustee or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto.

23.           Waiver of Venue.  The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in court referred to in Section 21.  The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

24.           WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

25.           No Immunity.  To the extent that the Guarantor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Guaranty, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Guaranty, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

26.           No Fiduciary Duty.  The Administrative Agent, the Security Trustee, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the "Lenders"), may have economic interests that conflict with those of the Guarantor, its stockholders and/or its affiliates.  The Guarantor agrees that nothing in the Guaranty, the other Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Guarantor, its stockholders or its affiliates.  The Guarantor acknowledges and agrees that (i) the transactions contemplated by this Guaranty and the other Financing Documents (including the exercise of rights and remedies hereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Guarantor, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Guarantor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Guarantor, its stockholders or its Affiliates on other matters) or any other obligation to the Guarantor except the obligations expressly set forth in the Guaranty and the other Financing Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Guarantor, its management, stockholders, creditors or any other Person.  The Guarantor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Guarantor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Guarantor, in connection with such transaction or the process leading thereto.

27.           Exclusionary and Keepwell Terms.  The Guarantor agrees that the ISDA Non-ECP Guarantor Exclusionary Terms and the ISDA ECP Guarantor Keepwell Terms, each as published on April 18, 2013 by the International Swaps and Derivatives Association, Inc. are hereby incorporated by reference in, and made part of, this Guaranty to the same extent as if set forth in full herein.

*         *        *

Dated: _________________, 2017

FLY LEASING LIMITED

By:
Name:
Title:

Execution Version

SCHEDULE 1

FINANCIAL COVENANT DEFINITIONS

"Tangible Net Worth" means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP or IFRS (as applicable)) and based on its most recent quarterly financial statements, of the following:

(a)          the amount of common shares and additional paid-in capital, plus

(b)          the amount of retained earnings and accumulated other comprehensive income (or in the case of retained deficit or accumulated other comprehensive loss, minus the amount of such deficit or loss), minus

(c)          the sum of the carrying value of goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises.

"Test Date" means the last day of each fiscal quarter of the Guarantor.

"Unrestricted Cash" means, at any time, the amount of cash and cash equivalents specified on the Guarantor's consolidated balance sheet, excluding any thereof that are classified as restricted.

Sch. 1-1